SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 23, 2003



                        ANTEON INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)



       Delaware                             001-31258                           13-3880755
----------------------                ------------------------            ------------------------
(State or other jurisdiction          (Commission File                     (IRS Employer
       of incorporation)                       Number)                     Identification No.)


             3211 Jermantown Road, Suite 700
                     Fairfax, Virginia                                      22030-2801
-------------------------------------------------------------   ---------------------------------
          (Address of Principal Executive Offices)                          (Zip Code)


                                 (703) 246-0200
           -------------------------------------------------------------
               (Registrant's telephonenumber, including area code)



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

                        ANTEON INTERNATIONAL CORPORATION


Item 2.  Acquisition or Disposition of Assets

     As previously reported on Form 8-K filed with the Securities and Exchange Commission on May 28, 2003, Anteon International Corporation, a Delaware corporation ("Anteon" or the "Company"), announced on May 28, 2003, that its acquisition of all the issued and outstanding stock of Information Spectrum, Inc. ("ISI") closed on May 23, 2003. As a result of this acquisition, ISI became a wholly-owned subsidiary of Anteon. This form 8-K/A is being filed to report the financial statements pursuant to Item 7 below.

Item 7.  Financial Statements and Exhibits

     (a) In accordance with Item 7 (a) (4) of Form 8-K, and because it was impracticable to provide the required financial statements for the acquired business at the time the Company's current report on Form 8-K dated May 28, 2003 was filed, the Audited Financial Statements for Information Spectrum, Inc. ("ISI"), as of November 30, 2002, 2001, and 2000 and for each of the three years in the period ended November 30, 2002 and the related Independent Auditors' Report thereon, and the Unaudited Balance Sheet as of February 28, 2003 and the Unaudited Statements of Operations and Cash Flows for the three months ended February 28, 2003 and 2002 are being filed as part of this Form 8-K/A beginning on page 3.

     (b) In accordance with Item (7) (b) (2) of Form 8-K, and because it was impracticable to provide the required pro forma financial information relative to the acquired business at the time the Company's current report on Form 8-K dated May 28, 2003 was filed, Unaudited Pro Forma Condensed Consolidated Statements of Operations, Unaudited Pro Forma Condensed Consolidated Balance Sheet, and Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are being filed as part of this Form 8-K/A beginning on page 19.

          (c) Exhibits.

               Exhibit No.            Document

                    2.1 Stock Purchase Agreement dated April 22, 3003, by and among Anteon International Corporation, Information Spectrum, Inc., the shareholders of Information Spectrum, Inc. and Mark Green as the shareholder's representative, (incorporated by reference to the registrant's current report on Form 8-K as filed May 28, 2003 (Commission File No. 001-31258)).

                    23.1 Consent of Grant Thornton LLP

                    99.1 Press Release dated May 28, 2003 announcing  completion of the Information Spectrum, Inc. acquisition incorporated by reference to the registrant's current report on Form 8-K as filed May 28, 2003 (Commission File No. 001-31258).

Report of Independent Certified Public Accountants


Board of Directors
Information Spectrum, Inc.


We have audited the accompanying balance sheets of Information Spectrum, Inc. (the Company), as of November 30, 2002 and 2001, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Information Spectrum, Inc., as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ Grant Thornton LLP

Vienna, Virginia
January 16, 2003

Information Spectrum, Inc.

Balance Sheets


November 30,                                          2002            2001
--------------------------------------------------------------------------------


Assets

Current Assets
Cash                                      $       1,549,226  $           5,725
Accounts receivable
Billed                                           19,140,371         17,048,595
Unbilled                                          2,354,233          1,312,975
Retainages                                        1,159,635            518,692
Other                                               426,429            159,220
Allowance for doubtful accounts                   (170,000)                 --
Prepaid expenses and other assets                 1,117,244            799,798
Deferred taxes                                      444,000            634,000
Income tax receivable                                    --            226,370
                                          -----------------  -----------------

Total Current Assets                             26,021,138         20,705,375
                                          -----------------  -----------------

Property and Equipment
Office furniture and equipment                    6,022,938          5,953,408
Leasehold improvements                              664,642            176,867
                                          -----------------  -----------------

                                                  6,687,580          6,130,275

Accumulated Depreciation                        (3,384,061)        (3,696,372)
                                          -----------------  -----------------

Property and Equipment, net                       3,303,519          2,433,903

Deposits and Other Assets                           389,877            375,954
                                          -----------------  -----------------

                                          $      29,714,534  $      23,515,232
--------------------------------------------------------------------------------



Information Spectrum, Inc.

Balance Sheets--Continued



November 30,                                                                                    2002                2001
-----------------------------------------------------------------------------------------------------------------------------------


Liabilities and Stockholders' Equity

Current Liabilities
   Line-of-credit                                                                $              --        $         579,486
   Accounts payable and accrued expenses                                                 5,131,828                4,815,797
   Accrued leave                                                                         3,708,246                3,201,198
   Accrued payroll and related items                                                     3,609,033                3,529,407
   Dividends payable                                                                            --                  458,784
   Deferred revenue                                                                      3,946,448                1,414,647
   Retained fees payable-subcontractors                                                     11,624                   36,839
   Income tax payable                                                                      800,843                       --
   Other current liabilities                                                               279,544                       --
                                                                                 ------------------       ------------------

Total Current Liabilities                                                               17,487,566               14,036,158
                                                                                 ------------------       ------------------

Non-current Liabilities
   Deferred rent                                                                           124,335                   91,507
   Deferred taxes                                                                           89,000                  128,000
                                                                                 ------------------       ------------------

Total Non-current Liabilities                                                              213,335                  219,507

Stockholders' Equity
   Common stock consisting of Class A (voting, without par value, 1,000,000 shares authorized, 318,600 shares outstanding) and Class B (non-voting, without par value, 2,000,000 shares authorized,
       637,200 shares outstanding)                                                         687,175                  687,175
   Retained earnings                                                                    11,326,458                8,572,392
                                                                                 ------------------       ------------------

Total Stockholders' Equity                                                              12,013,633                9,259,567
                                                                                 ------------------       ------------------

                                                                                 $      29,714,534        $      23,515,232
-----------------------------------------------------------------------------------------------------------------------------------




Information Spectrum, Inc.

Statements of Income



Years ended November 30,                                          2002                   2001                    2000
------------------------------------------------------------------------------------------------------------------------------------


Contract Revenue                                       $      130,450,461         $     98,923,179      $     87,804,215

Contract Costs
Salaries                                                       46,283,559               38,761,308             33,586,374
Subcontractors                                                 15,313,780               11,330,083              5,548,461
Other contract costs                                           31,289,784               18,370,918             21,506,754
Overhead costs                                                 21,546,406               18,104,118             15,978,080
                                                        ---------------------  --------------------   -------------------

Total Contract Costs                                          114,433,529               86,566,427             76,619,669
                                                       ---------------------  --------------------    -------------------

Gross Profit                                                   16,016,932               12,356,752             11,184,546

General and Administrative Expenses                            11,674,995                9,457,615              7,588,339
                                                       ----------------------  --------------------   -------------------

                                                                4,341,937                2,899,137              3,596,207
Other Income (Expense)
Interest expense                                                 (125,129)                (291,751)              (448,343)
Interest income                                                    41,210                  186,795                 68,121
Gain on sale of property and equipment                                 --                        --               218,502
Disposal of investment in joint venture                                --                        --              (110,000)
Other income (expense)                                              7,048                    2,208                 11,025
                                                       ----------------------   --------------------   -------------------

Income Before Income Taxes                                      4,265,066                2,796,389              3,335,512

Provision for Income Taxes                                      1,511,000                  980,000              1,275,000
                                                       ----------------------- --------------------   --------------------

Net Income                                             $        2,754,066         $      1,816,389       $      2,060,512
-----------------------------------------------------------------------------------------------------------------------------------



Information Spectrum, Inc.

Statements of Changes in Stockholders' Equity

                                                                                                          Total
                                                            Common             Retained               Stockholders'
Years ended November 30, 2002, 2001, and 2000               Stock              Earnings                  Equity
---------------------------------------------------------------------------------------------------------------------------


Balance at November 30, 1999                           $    687,175        $    5,479,247           $    6,166,422

Net Income                                                       --             2,060,512                2,060,512

Dividends Declared-$0.34 per share                               --             (324,972)                (324,972)
                                                       -----------------   --------------------  ------------------
                                                                  --
Balance at November 30, 2000                                687,175             7,214,787                7,901,962

Net Income                                                       --             1,816,389                1,816,389

Dividends Declared-$0.48 per share                               --             (458,784)                (458,784)
                                                       ------------------  --------------------   -----------------

Balance at November 30, 2001                                687,175             8,572,392                9,259,567

Net Income                                                       --             2,754,066                2,754,066
                                                       ------------------  --------------------   -----------------

Balance at November 30, 2002                           $    687,175        $   11,326,458           $   12,013,633
---------------------------------------------------------------------------------------------------------------------------




    Information Spectrum, Inc.

    Statements of Cash Flows



    For the years ended November 30,                                     2002                 2001                   2000
    ------------------------------------------------------------------------------------------------------------------------------


    Cash Flows from Operating Activities

    Net income                                                 $       2,754,066       $     1,816,389        $      2,060,512
    Adjustments to reconcile net income to net cash
    flows from operating activities
    Depreciation                                                       1,338,322             1,048,449                 947,665
    Gain on sale of property and equipment                                    --                    --               (218,502)
    Loss on disposal of investment in joint venture                           --                    --                 110,000
    Deferred tax expense (benefit)                                       151,000              (40,000)               (138,000)
    Changes in assets and liabilities
    (Increase) decrease in accounts receivable                       (3,871,186)             3,503,869             (6,355,465)
    Increase in prepaid expenses and other current assets              (317,446)             (615,975)                (24,930)
    (Increase) decrease in deposits and other assets                    (13,923)             (120,548)                   1,478
    Decrease (Increase) in income tax receivable                         226,370             (226,370)                      --
    Increase in accounts payable                                         316,031             2,301,432                 825,334
    Increase in accrued leave                                            507,048               495,874                 196,274
    Increase (decrease) in accrued payroll and related items              79,626             (699,939)               1,261,616
    Increase in other current liabilities                                279,544                    --                      --
    Increase (decrease) in deferred revenue                            2,531,801           (1,319,813)                (46,041)
    Decrease in retained fees payable                                   (25,215)              (33,082)                (50,863)
    Increase (decrease) in deferred rent                                  32,829                61,163                 (2,017)
    Increase (decrease)  in income tax payable                           800,843             (455,245)                 395,690
                                                               ------------------      ----------------       -----------------

    Total Adjustments                                                  2,035,644             3,899,815             (3,097,761)
                                                               ------------------      ----------------       -----------------

    Net Cash Provided by (Used in) Operating Activities                4,789,710             5,716,204             (1,037,249)

    Cash Flows from Investing Activities
    Payments for purchase of property and equipment                  (2,207,939)           (1,117,550)               (796,102)
    Cash received from sale of property and equipment                         --                    --                 271,088
                                                               ------------------      ----------------       -----------------

    Net Cash Used in Investing Activities                            (2,207,939)           (1,117,550)               (525,014)

    Cash Flows from Financing Activities
    Net (payments) proceeds under line-of-credit agreement             (579,486)           (4,698,515)               1,885,366
    Dividend paid                                                      (458,784)             (324,972)                      --
    Payments on other notes payable                                           --                    --                (24,304)
                                                               ------------------      ----------------      -----------------

    Net Cash (Used in) Provided by Financing Activities              (1,038,270)           (5,023,487)               1,861,062

    Net Increase (Decrease)  in Cash                                   1,543,501             (424,833)                 298,799

    Cash, beginning of the period                                          5,725               430,558                 131,759
                                                               ------------------      ---------------- - -   -----------------

    Cash, end of the period                                    $       1,549,226       $         5,725        $        430,558
    --------------------------------------------------------------------------------------------------------------------------------


    Supplemental Disclosure of Cash Flow Information Cash paid during the year for:
    Interest                                                   $         125,129        $      291,751       $         448,343
    Income taxes                                                         261,000             1,720,800                 732,200



Information Spectrum, Inc.

Notes to Financial Statements

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
November 30, 2002, 2001, and 2000


         NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Nature of Operations

Information Spectrum, Inc. (the Company), is a New Jersey corporation, which provides logistics, foreign military sales, program management, information management, training services, engineering, management consulting and advanced card technology applications to various U.S. Federal Government agencies. The Company provides these services both domestically and internationally.

Revenue Recognition

Substantially all of the Company's revenue is derived from agencies of the U.S. Government under three types of contracts: cost-plus-fixed-fee, fixed-price, and time-and-materials. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 81-1, Accounting for Performance of Construction Type and Certain Production-type Contracts, and the AICPA Accounting and Audit Guide for Federal Government Contractors. Revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Revenues on time-and-materials contracts are recognized to the extent of contractually defined billable rates times hours delivered plus material expenses incurred. Certain of the Company's cost reimbursement contracts are awarded under a cost-plus-award-fee arrangement. The Company recognizes the expected fee to be awarded by the customer at the time such fee can be reasonably estimated based on factors such as the Company's prior award experience and communications with the customer regarding Company performance. When a probable loss on a contract can be reasonably estimated, the entire estimated loss is included in the determination of net income for that period.

Costs incurred on certain cost-reimbursement contracts are subject to audit by the DCAA. Such incurred cost audits have been completed through November 30, 2000. Contract revenue for subsequent periods has been recorded in amounts, which are expected to be realized upon final settlement of subsequent years.

Allowance for Doubtful Accounts

The Company establishes its allowance for doubtful accounts based on its periodic review of specific amounts outstanding. Bad debt expense is recorded at the time amounts are determined by management to be uncollectible.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated service lives of the assets.

          Office furniture and equipment                     3-8 years
          Leasehold improvements                             Term of lease

Information Spectrum, Inc.

Notes to Financial Statements--Continued

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
November 30, 2002, 2001, and 2000


NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


Deferred Rent

The  Company  has a lease  agreement  for office  space,  which  contains  fixed escalations in base rent. These fixed escalations are recognized on a straight-line basis over the lease term. The resulting difference between rent expense and cash paid under the terms of the lease is recorded as deferred rent in the balance sheet.

Fair Value of Financial Instruments

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. Cash is carried at fair market value and the carrying amounts of accounts receivable and accounts payable in the accompanying financial statements approximate fair value due to the short maturity of these instruments.

Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and tax bases of assets and liabilities and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse.

Treasury Stock

The company accounts for treasury stock transactions using the cost-basis method. In accordance with New Jersey state law, treasury stock is considered retired and is reflected as a reduction to retained earnings.

Using Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the current year presentation.

Information Spectrum, Inc.

Notes to Financial Statements--Continued

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
November 30, 2002, 2001, and 2000



NOTE B--ACCOUNTS RECEIVABLE


Unbilled accounts receivable represent revenue recognized for work performed but not billed at year-end, including amounts related to estimated award fees, which will not be billable until awarded, which management expects will occur in the near term. Such award fees totaled $1,057,284 and $511,515 as of November 30, 2002 and 2001, respectively. Retainages represent revenue, which is recognized on contracts and billable upon completion of DCAA audits and final billings of the related contracts. All contract-related accounts receivable have been classified as current assets in accordance with industry practice.


--------------------------------------------------------------------------------


NOTE C--LINE-OF-CREDIT

The Company maintains a line-of-credit with a financial institution allowing for borrowings of up to $9,500,000. Interest is payable monthly on outstanding borrowings at the London Interbank Offered Rate (LIBOR) plus 2.375 percent. The line-of-credit is collateralized by substantially all assets of the Company and expires April 30, 2003.


--------------------------------------------------------------------------------


NOTE D--COMMITMENTS AND CONTINGENCIES


    Operating Leases

    The Company is obligated through 2007 under certain leases for facilities and equipment. Future minimum lease payments under the agreements are as follows:


                                                   Rental
   Year ending November 30,                       Payments
--------------------------------------------------------------------------------

             2003                              $      3,349,393
             2004                                     3,092,682
             2005                                     2,423,862
             2006                                     1,919,485
             2007                                        97,966

                                                -----------------
                                               $     10,883,388
--------------------------------------------------------------------------------

Information Spectrum, Inc.

Notes to Financial Statements--Continued

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
November 30, 2002, 2001, and 2000


NOTE D--COMMITMENTS AND CONTINGENCIES


The leases for office space contain an escalation clause, which allows the lessor to pass increases in operating costs to the Company. Rent expense under all leases for the years ended November 30, 2002, 2001, and 2000, totaled $2,884,557, $2,579,648, and $2,567,928, respectively.

Litigation and Claims

Various lawsuits and other legal actions arise in the ordinary course of the Company's business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that any potential liability arising from such claims will not materially impact the Company's financial position or results of operations.


--------------------------------------------------------------------------------


NOTE E--EMPLOYEE BENEFIT PLANS


Retirement Plan

The Company has a 401(k) and a profit-sharing plan in effect covering all employees at least 18 years of age. The plan provides for both employee and employer contributions. Employees vest immediately in their own contributions. The Company's contributions are discretionary as determined by the Board of Directors. Employees become 100 percent vested in these contributions after five years of service. Profit-sharing expense for the years ended November 30, 2002, 2001, and 2000, was $1,550,560, $1,351,694, and $1,257,231, respectively.

Health Plan

The Company maintains a self-funded health insurance plan, which covers 100 percent of claims incurred in excess of applicable deductibles. The Company is responsible for aggregate claims up to the minimum aggregate attachment point set under a supplemental insurance policy. The minimum annual aggregate attachment point was $65,000 and $50,000 per individual for fiscal years 2002 and 2001, respectively. The Company paid claims in the amounts of $2,038,728, $1,475,033, and $931,103, to the plan in fiscal years 2002, 2001, and 2000, respectively.




Information Spectrum, Inc.

Notes to Financial Statements--Continued

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
November 30, 2002, 2001, and 2000


NOTE F--INCOME TAXES



The provision (benefit) for income taxes consisted of the following for the years ended November 30:

                                                             2002                   2001                           2000
------------------------------------------------------------------------------------------------------------------------------------

         Current
             Federal                             $        1,224,000     $            821,000         $         1,152,000
             State                                          136,000                  199,000                     261,000

------------------------------------------------------------------------------------------------------------------------------------

                                                          1,360,000                1,020,000                   1,413,000
         Deferred
             Federal                                        124,000                  (32,500)                   (114,000)
             State                                           27,000                   (7,500)                     (24,000)

------------------------------------------------------------------------------------------------------------------------------------

                                                            151,000                  (40,000)                   (138,000)

------------------------------------------------------------------------------------------------------------------------------------

                                                 $        1,511,000     $            980,000         $         1,275,000

------------------------------------------------------------------------------------------------------------------------------------


The income tax provision for the years ended November 30, 2002, 2001, and 2000, respectively, differ from that computed by applying the statutory U.S. federal income tax rate of 34 percent to pre-tax income as set forth below:

                                                            2002                   2001                       2000
------------------------------------------------------------------------------------------------------------------------------------

        Expected tax expense,
          computed at statutory rate             $        1,450,000        $        951,000            $     1,134,000
        State taxes, net of federal benefit                 197,000                 129,000                    154,000
        Non-deductible expenses                               9,000                   8,000                     11,000
        State tax credits                                  (145,000)                (60,000)                   (70,000)
        Other                                                    --                 (48,000)                    46,000

-----------------------------------------------------------------------------------------------------------------------------------

                                                 $        1,511,000        $        980,000            $     1,275,000

-----------------------------------------------------------------------------------------------------------------------------------

Information Spectrum, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
November 30, 2002, 2001, and 2000


NOTE F--INCOME TAXES--Continued


Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes. The tax effect of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of November 30, 2002 and 2001 are presented below.


                                              November 30,        November 30,
                                                 2002                 2001
--------------------------------------------------------------------------------

        Current Deferred Tax Asset
          Retainages and award fees           $  (856,000)        $   (398,000)
          Vacation accrual                        994,000            1,030,000
          Self-insurance accrual                  139,000                   --
          Other                                   167,000                2,000

--------------------------------------------------------------------------------

        Deferred tax asset                        444,000              634,000

--------------------------------------------------------------------------------

        Long-term Deferred Tax Liability
          Deferred rent                            48,000               35,000
          Depreciation                           (180,000)            (206,000)
          Other                                    43,000               43,000

--------------------------------------------------------------------------------

          Deferred tax liability              $   (89,000)        $   (128,000)

--------------------------------------------------------------------------------



                                            INFORMATION SPECTRUM, INC.
                                         UNAUDITED CONDENSED BALANCE SHEET



                                                                                                         February 28, 2003
                                                                                                            (Unaudited)
                                                                                                    -------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                                      $                   --
     Accounts receivable, net                                                                                   21,939,457
     Prepaid expenses and other current assets                                                                   2,834,385
                                                                                                    -------------------------
Total current assets                                                                                            24,773,842

Property and equipment, net                                                                                      3,272,105
Deferred asset                                                                                                     444,000
Other assets                                                                                                       400,024
                                                                                                    -------------------------
Total assets                                                                                        $           28,889,971
                                                                                                    =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Accounts payable                                                                             $            4,559,114
       Accrued expenses                                                                                          7,475,828
       Income tax payable                                                                                          377,040
       Deferred revenue                                                                                          3,541,248
                                                                                                    -------------------------
                                                                                                                15,953,230

Deferred rent                                                                                                      124,335
Noncurrent deferred tax liabilities                                                                                 89,000
                                                                                                    -------------------------
                                                                                                                16,166,565

STOCKHOLDERS' EQUITY:
     Common stock consisting of Class A (voting, without par value, 1,000,000 shares authorized
       318,600 shares outstanding) and Class B (non-voting, without par value, 2,000,000 shares
       authorized, 637,200 shares outstanding)                                                                     687,175
     Retained earnings                                                                                          12,036,231
                                                                                                    -------------------------
                                                                                                                12,723,406
                                                                                                    -------------------------
Total liabilities and stockholders' equity                                                          $           28,889,971
                                                                                                    =========================


     See accompanying note to the unaudited condensed financial statements



                                            INFORMATION SPECTRUM, INC.
                                          UNAUDITED STATEMENTS OF INCOME

                                                                            For the Three Months ended
                                                                                 February 28
                                                                ----------------------------------------------


                                                                                  (Unaudited)

                                                                          2003                    2002
                                                                -----------------------  ---------------------

Revenues                                                      $          30,744,983       $         28,284,736
Contract costs                                                           26,948,261                 24,696,840
                                                                -------------------         ------------------
      Gross profit                                                        3,796,722                  3,587,896
      General and administrative expenses                                 2,693,399                  2,165,059
                                                                -------------------         ------------------
                                                                          1,103,323                  1,422,837
Interest expense, net                                                         4,603                     61,010
                                                                -------------------         ------------------

Income before provision for income taxes                                  1,098,720                  1,361,827
Provision for income taxes                                                  388,947                    482,087
                                                                -------------------         ------------------

Net income                                                    $             709,773       $            879,740
                                                                ===================         ==================


See accompanying notes to unaudited condensed financial statements.



                                                             INFORMATION SPECTRUM, INC.
                                                    UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS


                                                                                     For the Three Months ended February 28,
                                                                                ---------------------------------------------------


                                                                                                  (Unaudited)

                                                                                         2003                        2002
                                                                                ----------------------    -------------------------
OPERATING ACTIVITIES:
      Net income                                                                 $           709,773        $          879,740
      Adjustments  to  reconcile  net income to net cash used in operating activities
         Depreciation                                                                        301,174                   245,736
          Changes in assets and liabilities                                              (2,290,413)               (2,154,610)
                                                                                     ---------------         -----------------
NET CASH USED IN OPERATING ACTIVITIES                                                    (1,279,466)               (1,029,134)
                                                                                     ---------------         -----------------
INVESTING ACTIVITIES:
      Payment for purchases of property and equipment                                      (269,760)                 (716,321)
                                                                                     ---------------         -----------------
NET CASH USED IN INVESTING ACTIVITIES                                                      (269,760)                 (716,321)
                                                                                     ---------------         -----------------
FINANCING ACTIVITIES:
      Net proceeds under line of credit agreement                                                 --                 2,198,514
    Dividend paid                                                                                 --                 (458,784)
                                                                                     ---------------         -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                         --                 1,739,730
                                                                                     ---------------         -----------------
CASH AND CASH EQUIVALENTS:
      Net decrease in cash and cash equivalents                                          (1,549,226)                   (5,725)
      Cash, beginning of period                                                            1,549,226                     5,725
                                                                                     ---------------         -----------------

      Cash, end of period                                                        $                --        $               --
                                                                                     ===============         =================

Supplemental disclosure of cash flow information :
      Interest paid                                                              $             4,603        $           61,010
                                                                                     ===============          ================
      Income taxes paid, net                                                     $           812,750        $           72,139
                                                                                     ===============         =================


See accompanying notes to unaudited condensed financial statements.


1. BASIS OF PRESENTATION

     The information furnished in the accompanying Unaudited Balance Sheet, Unaudited Condensed Statements of Income and Unaudited Condensed Statements of Cash Flows have been prepared in accordance with accounting principles generally accepted in the United Stated of America for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the three months ended February 28, 2003 may not be indicative of the results of operations for the year ending December 31, 2003 or any future period. This financial information should be read in conjunction with the Information Spectrum, Inc.'s November 30, 2002 audited financial statements and footnotes thereto.

     The accompanying unaudited condensed financial statements include no adjustments related to the sale of all the issued and outstanding stock of Information Spectrum, Inc.

                          UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information has been prepared by Anteon International Corporation, or "Anteon," and gives effect to the acquisition of all the issued and outstanding stock of Information Spectrum, Inc., or "ISI," completed on May 23, 2003.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2002 and for the three months ended March 31, 2003 have been prepared to give effect to the ISI acquisition as if it had occurred on January 1, 2002. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2003 has been prepared to give effect to the ISI acquisition as if it had occurred as of March 31, 2003.

     The pro forma adjustments, which are based on available information and certain assumptions that Anteon believes are reasonable under the circumstances, are applied to the historical financial statements of Anteon and ISI. The acquisition is accounted for under the purchase method of accounting. Anteon's preliminary allocation of the ISI purchase price is based upon an independent appraisal completed subsequent to the ISI acquisition.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Anteon and ISI. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what Anteon's financial position or results of operations would actually have been had the acquisitions occurred on such dates or to project Anteon's results of operations or financial position for any future period.



                                           Anteon International Corporation and Subsidiaries
                                  Unaudited Pro Forma Condensed Consolidated Statements of Operations





                                                                   For the Twelve Months ended December 31, 2002
                                                                                  (in thousands)
                                                ----------------------------------------------------------------------------------

                                                                                               Pro Forma
                                                    Historical          Historical             Acquisition          Pro Forma
                                                    Anteon (a)            ISI (b)              Adjustments            Anteon
                                                -----------------    -----------------     -----------------     -----------------
Revenues                                            $  825,826           $  129,764        $         --           $   955,590
Cost of revenues                                       711,328              113,945                (282)  (i)         824,991
                                                -----------------    -----------------     -----------------     -----------------
   Gross profit                                        114,498               15,819                 282               130,599
                                                -----------------    -----------------     -----------------     -----------------
Operating expenses:
   General and administrative expenses                  48,197               12,320              (3,447)  (c)          57,070
   Amortization of non compete agreements                   --                   --                 167   (d)             167
   Other intangible amortization                         1,907                   --                 656   (d)           2,563
                                                -----------------    -----------------     -----------------     -----------------
     Total operating expenses                           50,104               12,320              (2,624)               59,800
                                                -----------------    -----------------     -----------------     -----------------
     Operating income                                   64,394                3,499               2,906                70,799   (j)

Other income                                               417                   --                  --                   417
Interest expense, net of interest income                21,626                  105               4,383   (e)          26,114
Minority interest in earnings of subsidiaries              (18)                  --                  --                   (18)
                                                -----------------    -----------------     -----------------     -----------------
Income (loss) before provision for income
     taxes                                              43,167                3,394              (1,477)               45,084

Provision for (benefit from) income taxes               16,723                1,201                (454)  (f)          17,470
                                                -----------------    -----------------     -----------------     -----------------
   Net Income (Loss)                                $   26,444           $    2,193         $    (1,023)          $    27,614
                                                =================    =================     =================     =================
See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of O  perations.


====================================================================================================================================



                                                                   For the Three Months Ended March 31, 2003
                                                                                (in thousands)
                                                --------------------------------------------------------------------------------

                                                                                              Pro Forma
                                                  Historical           Historical             Acquisition            Pro Forma
                                                  Anteon (a)              ISI(g)              Adjustments              Anteon
                                                -----------------   -----------------      -----------------     -----------------
Revenues                                           $  228,591          $   32,421          $          --            $   261,012
Cost of revenues                                      197,176              28,310                    (79) (i)           225,407
                                                -----------------    -----------------     -----------------     -----------------

   Gross profit                                        31,415               4,111                     79                 35,605
                                                -----------------    -----------------     -----------------     -----------------
Operating expenses:
   General and administrative expenses                 12,972               2,507                   (402)  (c)           15,077
   Amortization of non compete agreements                  --                  --                     42   (d)               42
   Other intangible amortization                          477                  --                    164   (d)              641
                                                -----------------    -----------------     -----------------     -----------------
     Total operating expenses                          13,449               2,507                   (196)                15,760
                                                -----------------    -----------------     -----------------     -----------------
     Operating income                                  17,966               1,604                     275                19,845  (j)

Interest expense, net of interest income                3,191                   5                   1,024  (e)            4,220
Minority interest in earnings of subsidiaries            (12)                  --                     --                    (12)
                                                -----------------    -----------------     -----------------     -----------------
Income (loss) before provision for income
     taxes                                             14,763               1,599                   (749)                15,613

Provision for (benefit from) income taxes               5,688                 616                   (293)  (h)            6,011
                                                -----------------    -----------------     -----------------     -----------------
   Net Income (Loss)                               $    9,075          $      983          $        (456)           $     9,602
                                                =================    =================     =================     =================
See accompanying Notes to the Unaudited Proforma Condensed Consolidated Statements of Operations.


====================================================================================================================================

                Anteon International Corporation and Subsidiaries
  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations





The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

(a) To reflect the historical results of Anteon for the year ended December 31, 2002, as adjusted for the reclassification of approximately $4.2 million ($2.6 million net of tax) of losses previously recorded as an extraordinary item to interest expense in connection with the adoption of SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendments to FASB Statement 13, and Technical Corrections, on January 1, 2003.

(b) To reflect the historical results of ISI for the twelve month period ended December 31, 2002, adjusted to reflect a calendar year period consistent with Anteon's fiscal year. To arrive at the calendar year period, the audited financial statements of ISI for the year ended November 30, 2002 were adjusted by subtracting the operating results for the month of December 2001 and adding the operating results for the month of December 2002.

(c) To reflect reductions in ISI's historical executive compensation costs and legal fees that were eliminated subsequent to the acquisition, as follows:


                                                      Twelve Months Ended               Three Months Ended March
                                                       December 31, 2002                        31, 2003
                                                  -----------------------------       -----------------------------

       Executive compensation                        $            3,301,000          $           371,000
       Legal fees                                                   146,000                       31,000
                                                  -----------------------------       -----------------------------
                                                      $           3,447,000          $           402,000
                                                  =============================       =============================


(d) To reflect the amortization expense related to the identifiable intangible assets associated with the acquisition of ISI and the non-compete agreement entered into by and between the Company's wholly-owned subsidiary, Anteon Corporation, and ISI's President and Chief Executive Officer. The Company obtained an independent appraisal in June 2003 for the preliminary allocation of the purchase price to the intangible assets related to the acquisition of ISI. The Company recorded the following intangible assets:


                                                                                          Amortization Expense
                                                            Estimated         Twelve Months Ended        Three Months Ended
                                        Amount             Useful Life         December 31, 2002           March 31, 2003
                                   ------------------     --------------    ------------------------    ----------------------

Non-compete agreement              $        500,000             3 years       $         166,667             $        41,667
Contracts and related customer
  relationships                    $      3,500,000           5.3 years       $         656,250             $       164,063

(e) To reflect the incremental interest expense at an average annual rate of 5.5% related to the additional borrowings of $80.0 million by the Company under its Revolving Credit Facility to finance the ISI acquisition. The average interest rate used above is the average (Continued)
interest rate we estimate will be applicable based on historical rates. The revolving Credit Facility will bear interest at adjustable rates. An increase of 1/8% in the interest rate applicable to the revolver would result in an increase in pro forma interest expense of approximately $100,000 and $25,000 and pro forma net income of $27.5 million and $9.5 million for the twelve months ended December 31, 2002 and the three months ended March 31, 2003, respectively.

(f) To adjust federal and state income taxes to a combined rate of 38.75% for the twelve months ended December 31, 2002 to reflect Anteon's overall pro forma effective tax rate.

(g) To reflect the historical results of ISI adjusted to reflect the calendar quarter ended March 31, 2003, consistent with Anteon's fiscal reporting period. To arrive at ISI's operating results for the three months ended March 31, 2003, the unaudited financial statements of ISI for the three months ended February 28, 2003 were adjusted by subtracting the operating results for the month of December 2002 and adding the operating results for the month of March 2003.

(h) To adjust federal and state income taxes to a combined rate of 38.5% for the three months ended March 31, 2003 to reflect Anteon's overall pro forma effective tax rate.

(i) To reflect the expected net contract losses associated with the closure of a business previously operated by ISI. At the date of acquisition, Anteon discontinued the operations of this business as it was not complimentary to the business operated by Anteon.

(j) Included in the operating income of ISI are expenses related to the compensation for terminated employees, net of any severance, in the amounts of $838,000 and $179,000 for the twelve months ended December 31, 2002 and the three months ended March 31, 2003, respectively, which have not been adjusted in the Unaudited Pro Forma Condensed Consolidated Statements of Operations. We believe that disclosure of the effect of these items is informative because these items reflect certain expenses that we believe are not likely to recur in the future. However, there can be no assurance that we will not incur similar expenses or recognize additional cost savings in the future.


                            Anteon International Corporation and Subsidiaries
                        Unaudited Pro Forma Condensed Consolidated Balance Sheet




                                                                                    As of March 31, 2003
                                                                                       (in thousands)
                                                     -------------------------------------------------------------------------------
                                                                                                 Pro Forma
                                                          Historical           Historical        Acquisition          Pro Forma
                                                           Anteon                ISI(a)        Adjustments (c)          Anteon
                                                     ------------------    ---------------    -----------------   -----------------

ASSETS
Current assets:
     Cash and cash equivalents                       $         9,408       $      1,733       $      (10,995)     $          146
     Accounts receivable, net                                186,703             19,356                   --             206,059
     Income tax receivable, net                                   --                 12                   --                  12
     Prepaid expenses and other current assets                11,262              3,545                 (440)             14,367
                                                     ------------------    ---------------    -----------------   ----------------

Total current assets                                         207,373              24,646             (11,435)            220,584

Property and equipment, net                                    9,751              3,464                   --              13,215
Goodwill, net                                                138,619                 --               76,186             214,805
Intangible and other assets, net                               6,917                836                4,000              11,753
                                                     ------------------    ---------------    -----------------   ----------------

Total assets                                            $    362,660          $  28,946          $    68,751         $   460,357
                                                     ==================    ===============    =================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Term loan, current portion                         $      3,798         $       --          $        --         $     3,798
     Subordinated notes payable, current portion               2,500                  --                  --               2,500
     Business purchase consideration payable                      --                  --                 650                 650
     Accounts payable                                         47,937               3,689                  --              51,626
     Accrued expenses                                         50,974               8,381                 225              59,580
     Income tax payable                                       12,187                  --                  --              12,187
     Other current liabilities                                   684                  --                  --                 684
     Deferred tax liability                                    1,692                  --               1,306               2,998
     Deferred revenue                                          5,234               3,446                  --               8,680
                                                     ------------------    ---------------    -----------------   ----------------

Total current liabilities                                    125,006              15,516               2,181             142,703

Term loan, less current portion                               16,454                  --                  --              16,454
Revolving facility                                                --                  --              80,000              80,000
Senior subordinated notes payable, less current                                       --                  --
portion                                                       75,000                                                      75,000
Noncurrent deferred tax liabilities, net                       7,238                  --                  --               7,238
Other long term liabilities                                      400                  --                  --                 400
                                                     ------------------    ---------------    -----------------   ----------------

Total liabilities                                            224,098              15,516              82,181             321,795

Minority interest in subsidiaries                                168                  --                  --                 168

Stockholders' equity:
     Common stock                                                345                  --                  --                 345
     Stock subscription receivable                              (12)                  --                  --                 (12)
     Additional paid-in capital                              107,308                 687                (687)            107,308
     Accumulated other comprehensive loss                      (479)                  --                  --                (479)
     Retained earnings                                        31,232              12,743             (12,743)             31,232
                                                     ------------------    ---------------    -----------------   ----------------
Total stockholders' equity                                   138,394              13,430             (13,430)            138,394
                                                     ------------------    ---------------    -----------------   ----------------

Total liabilities and stockholders' equity              $    362,660         $    28,946         $    68,751         $   460,357
                                                     ==================    ===============    =================   ================

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(a)  To reflect the historical financial position of ISI.

(b) The ISI acquisition has been accounted for under the purchase method pursuant to the provisions of SFAS No. 141, Business Combinations.
     Accordingly, the identifiable net tangible and separately identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair values as of the date of combination. The pro forma adjustments herein are based on management's preliminary estimates of fair value. The final allocation of the purchase price, when completed, may differ materially from the preliminary purchase price allocation herein.

(c)  The purchase price paid for ISI is as follows:


               Cash consideration paid at closing                          $           91,276,000
               Business purchase consideration payable     within
               one year                                                                   650,000
               Estimated costs and expenses                                               665,000
               Less:  Cash received                                                     (281,000)
                                                                            ---------------------
               Total consideration                                         $           92,310,000
                                                                            =====================

The total consideration paid for the acquisition was obtained primarily through borrowings under Anteon's Credit Facility.

         The preliminary allocation of the purchase price is as follows:

           Historical net assets of ISI                                    $           13,295,000
           Goodwill                                                                    75,015,000
           Non-compete agreement                                                          500,000
           Contracts and related customer relationships                                 3,500,000
                                                                            ---------------------
           Total consideration                                             $           92,310,000
                                                                            =====================

     The adjustment for the elimination of ISI's historical stockholders' equity as of March 31, 2003 and the resulting goodwill from the acquisition in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet differs from the amount described above by approximately $1,171,000 due to the timing of the acquisition.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ANTEON INTERNATIONAL CORPORATION


Date:  July 29, 2003                        By:    /s/ Joseph M. Kampf
----------------------                          --------------------------------
                                                   Joseph M. Kampf
                                                   President and
                                                   Chief Executive Officer


Date:  July 29, 2003                        By:/s/ Charles S. Ream
----------------------                          --------------------------------
                                                   Charles S. Ream
                                                   Executive Vice President
                                                   and Chief Financial Officer

                                                                    Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement (No. 333-84930) on Form S-8 of Anteon International Corporation, of our report dated January 16, 2003, on the financial statements of Information Spectrum, Inc. as of November 30, 2002 and 2001 and for each of the three years in the period ended November 30, 2002, which report is included in the Current Report on Form 8-K/A filed on or about July 27, 2003.

                                                       /s/ Grant Thornton LLP
Vienna, Virginia
July 24, 2003